A SPECIAL LETTER TO SHAREHOLDERS OF (PUTNAM CALIFORNIA TAX EXEMPT
MONEY MARKET FUND OR PUTNAM NEW YORK TAX EXEMPT MONEY MARKET
FUND)

May 12, 1994
Dear Shareholder:

You recently received a proxy statement requesting your vote on matters relating to (Putnam California Tax Exempt Money Market Fund or Putnam New York Tax Exempt Money Market Fund). Our records show you have not yet voted. Your vote is very impor tant. In the next several days, representatives of the Fund will try to contact you by telephone to receive your voting instruc tions.

The proxy statement sent to you contained a proposal to approve a reorganization of your Fund in which your shares would, in effect, be exchanged at net asset value for shares of Putnam Tax
Exempt Money Market Fund.

The Fund is offering shareholders like yourself who have not yet voted the opportunity to use our vote-by-phone program. (See the back of this letter.) We have included another copy of the proxy ballot and business reply envelope for your convenience in case you decide you prefer to vote by mail. In closing, we ask you to consider this proposal carefully. Your vote is important to us. Thank you.


Sincerely,


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INFORMATION ON PUTNAM INVESTMENTS' VOTE-BY-PHONE PROGRAM:

The telephone voting procedure is designed to authenticate your identity, to allow you to authorize the voting of your shares in accordance with your instructions and to confirm that your instruction have been properly recorded. If these procedures were subject to successful legal challenge, such votes would not be counted at the Fund's shareholder meeting to be held on June 2, 1994. The Fund has not sought to obtain an opinion of counsel on this matter and we are unaware of any such challenge at this time.
We will call you on a recorded line at the phone number Putnam Investments has in its records for your account, and ask you for your Social Security number or other identifying information.
You will then be given an opportunity to authorize proxies to vote your shares at the meeting in accordance with your instruc tions. To ensure your instructions have been recorded correctly, you will also receive a confirmation of your instructions in the mail.

A special toll-free number will be available in case the informa-

tion contained in the confirmation is incorrect. If you decide after you have voted that you want to attend the Fund's share holder meeting in person, you can revoke your proxy at that time and vote your shares at the meeting. If you no longer have a copy of your proxy statement, you can call us at xxx-xxx-xxxx and a copy will be promptly forwarded to you.